UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2026

Registrant, State or Other Jurisdiction of Incorporation or Organization
Commission file number	Address of Principal Executive Offices, Zip Code and Telephone Number			I.R.S. Employer Identification No.
1-13265	CenterPoint Energy Resources Corp.			76-0511406
(a Delaware corporation)
1111 Louisiana
	Houston	Texas	77002
	(713)	207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
6.625% Senior Notes due 2037	n/a	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On January 16, 2026, CenterPoint Energy Resources Corp. (the “Company”), Toronto Dominion (Texas) LLC, as administrative agent, and the banks party thereto entered into a $800 million delayed draw term loan agreement (the “Term Loan Agreement”). Under the terms of the Term Loan Agreement, the Company may borrow up to an aggregate of $800 million by March 30, 2026 in up to three separate borrowings, subject to the satisfaction or waiver of certain customary conditions. If not fully utilized, the term loan commitments expire on March 31, 2026. The Company intends to use the proceeds thereof for general corporate purposes. The maturity date for the borrowings under the Term Loan Agreement is July 16, 2027.

Borrowings under the Term Loan Agreement bear interest, at the Company’s option, at a rate equal to either (i) Term SOFR (as defined in the Term Loan Agreement) plus a margin of 0.85% or (ii) the Alternate Base Rate (as defined in the Term Loan Agreement). The Term Loan Agreement contains certain covenants, including a covenant that requires the Company not to exceed a specified ratio of consolidated debt to consolidated capitalization (excluding, among other things, non-cash reductions to net income).

Borrowings under the Term Loan Agreement may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to prepayments of loans that bear interest based on Term SOFR. The Term Loan Agreement also provides a mechanism to replace Term SOFR or other then-applicable interest rate benchmark if it is no longer available.

Borrowings under the Term Loan Agreement are subject to acceleration upon the occurrence of events of default that the Company considers customary. The Term Loan Agreement also provides for customary fees, including administrative agent fees, ticking fees and other fees.

The Toronto-Dominion Bank, New York Branch, PNC Bank, National Association and The Bank of Nova Scotia have each committed to provide funding under the Term Loan Agreement and each of them and/or their respective affiliates have performed depository and other banking, investment banking, trust, investment management and advisory services for the Company and its affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of its business. Affiliates of Toronto Dominion (Texas) LLC also participate in the credit facilities of the Company and its affiliates.

The Term Loan Agreement described above is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Form 8-K, the information regarding the Term Loan Agreement contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

The exhibit list below is filed herewith. The Term Loan Agreement included as an exhibit is included only to provide information to investors regarding its terms. The Term Loan Agreement listed below may contain representations, warranties and other provisions that were made, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them, and such agreement should not be relied upon as constituting or providing any factual disclosures about us, any other persons, any state of affairs or other matters.

(d)	Exhibits.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.1	Term Loan Agreement, dated as of January 16, 2026, among CenterPoint Energy Resources Corp., as Borrower, Toronto Dominion (Texas) LLC, as Administrative Agent, and the banks named therein.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY RESOURCES CORP.

Date: January 16, 2026	By:	/s/ Kristie L. Colvin
Kristie L. Colvin
Senior Vice President and Chief Accounting Officer